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                                                                   Exhibit 99.1


VIACOM'S MTV NETWORKS AND LIBERTY DIGITAL ANNOUNCE INTERNET MUSIC ALLIANCE


LIBERTY DIGITAL TO ACQUIRE 10% STAKE IN MTV NETWORKS ONLINE MUSIC VENTURES; MTV NETWORKS ONLINE MUSIC VENTURES TO ACQUIRE SONICNET SITES

COMBINED INTERNET ASSETS AGGRESSIVELY POSITION MTV NETWORKS ONLINE MUSIC DIVISION AS LEADER IN INTERNET MUSIC CONTENT AND COMMERCE

NEW YORK, May 20 /PRNewswire/ -- MTV Networks, a division of Viacom Inc. (NYSE:
VIA- news,VIA.B -news), and TCI Music, Inc. (Nasdaq: TUNE - news, TUNEP -news), a subsidiary of Liberty Media (NYSE:LMG.A - news, LMG.B -news), which will be renamed Liberty Digital in connection with a recently announced transaction, jointly announced today an Internet music alliance. Under the terms of the agreement, Liberty Digital will acquire a 10% stake in MTV Networks' online music ventures and MTV Networks online music ventures will acquire SonicNet, one of the Internet's leading music Web sites, from Liberty.

Tom Freston, Chairman and CEO, MTV Networks, said, "The acquisition of SonicNet, coupled with the recent acquisition of Imagine Radio, expand the reach of MTV Networks Music Online and are key building blocks for our new Internet initiative scheduled to launch in June. We have the #1 destination for music content online and are aggressively expanding our leadership position on the Web. With the promotional power of our music brands and direct relationships with over 300 million consumers worldwide, we are the most innovative and comprehensive presence in music content and commerce on the Internet and in interactive television. As we have done in television, we intend to take our preeminent domestic online presence to the largely untapped international marketplace."

SonicNet, which provides breaking and in-depth music news, live concerts and an online music guide, owns web sites Addicted to Noise (music news and information), Streamland (on-demand music videos), Trouser Press (rock magazine), Cinemachine (movie review search engine), and Alternative Buyers' Guide (record reviews). MTV Networks plans to aggressively invest in the future growth and capabilities of SonicNet. Founded in 1995, SonicNet is recognized as one of the most popular and innovative music sites on the Web.

As part of the deal, the companies also announced plans to cooperate on the creation and launch of an interactive commerce oriented music channel for advanced digital set top boxes anticipated to be deployed by cable operators beginning in late 1999.

Additionally, MTV Networks will acquire THE BOX, an interactive, 24-hour all-music network. The transaction is expected to close in late June.


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Freston continued, "This transaction marks the beginning of an important partnership between our company and Liberty Digital, a well regarded and visionary Internet investor. We are pleased to have Liberty Digital as a partner as we move forward. Additionally, it's great to be back in business with Lee Masters and to expand on the long and close relationship we've had with him."

Lee Masters, President and CEO, Liberty Digital, said, "Contributing The Box and SonicNet in to a venture with the MTV Networks' online music business is a superb way to build significant value for our shareholders. We believe this enterprise will be the dominant player in the Internet music space. On a personal level, I love working with Tom Freston and The MTV Networks' team once again."

SonicNet joins MTV Networks Music Online division, which includes MTV.com and its areas: Bands A-Z, Music, MTV Shows, MTV News, MTV2 Local, and Live!; VH1.com and its areas: Inside VH1, VH1 at Work, VH1 Music Shop, VH1 Tours First, and VH1 Reviews as well as The Buggles Project, a new Internet initiative providing the ultimate online music experience. The initiative features pre-programmed and customizable audio channels, streamed video music channels, along with e-commerce and community features. The new destination spans all genres of music and features a full range of information and services, including a seamless, co-branded shopping experience, concert information and tickets, news and reviews, and a guide to the best music sites on the Web. MTV Networks previously announced that it will give the initiative $125 million in promotional support, over the next five years, from its worldwide group of networks, reaching over 300 million homes around the globe.

In 1999, SonicNet was awarded the Webby award as Music Site of the Year and in 1998, SonicNet was awarded the "Best Overall Music Site" title by Yahoo! Internet Life Magazine. In November 1997 SonicNet launched Streamland. SonicNet also publishes Addicted to Noise, a music news site on the Web, the Alternative Buyer's Guide, Trouser Press and Cinemachine.

THE BOX is an interactive, 24-hour all music network. Viewers of THE BOX either select specific music videos by dialing a 900 telephone number or ordering through TheBox.com or view programming selected by others. THE BOX launched in 1985 as Video Jukebox Network.

MTV Networks, a unit of Viacom Inc., owns and operates the cable television programming services MTV: Music Television, MTV2, Nickelodeon/Nick at Nite, TV Land and VH1 as well as The Suite from MTV Networks, a package of 10 digital services, all of which are trademarks of MTV Networks. MTV Networks also has joint ventures, licensing agreements and syndication deals whereby its programming can be seen worldwide.

TCI Music, Inc. is a diversified music entertainment company delivering audio and video music services to commercial and residential consumers via satellite, television, the internet


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and other methods. TCI Music, Inc. is comprised of DMX, LLC (DMX) which programs, markets, and distributes the premium digital audio music service known as Digital Music Express, The Box Worldwide, Inc. (The Box), which programs and distributes the Interactive music video television network, The Box Music Network, and Sonic Net. Following the consummation of this transaction and the previously announced contribution of assets from Liberty Media, TCI Music (renamed Liberty Digital) will be a diversified Internet content and interactive television company.

Viacom Inc. is one of the world's largest entertainment companies and is a leading force in nearly every segment of the international media marketplace. The operations of Viacom include Blockbuster, MTV Networks, Paramount Pictures, Paramount Television, Paramount Parks, Showtime Networks, Simon & Schuster, 19 television stations, and movie screens in 12 countries. Viacom also owns approximately 80 percent of Spelling Entertainment Group, as well as half-interests in Comedy Central, UPN and UCI. National Amusements, Inc., a closely held corporation which operates approximately 1,300 screens in the U.S., the U.K. and South America, is the parent company of Viacom. More information about Viacom is available at the Company's Web site located at http://www.viacom.com.


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